As filed with the Securities and Exchange Commission on August 1, 2006
Registration No. 333-

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

CIRRUS LOGIC, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	77-0024818 (I.R.S. Employer Identification No.)
2901 Via Fortuna
Austin, Texas 78746
(Address of principal executive offices, including zip code)

CIRRUS LOGIC, INC. 2006 STOCK INCENTIVE PLAN
(Full title of the plan)
Mr. G. Scott Thomas
Vice President and General Counsel
Cirrus Logic, Inc.
2901 Via Fortuna
Austin, Texas 78746
(512) 851-4000
(Name, address and telephone number of agent for service)
copies to:

William R. Volk Vinson & Elkins LLP 2801 Via Fortuna Suite 100 Austin, Texas 78746-7568 (512) 542-8400	John Kurtzweil Chief Financial Officer Cirrus Logic, Inc. 2901 Via Fortuna Austin, TX 78746 (512) 851-4000
CALCULATION OF REGISTRATION FEE

		Proposed	Proposed
Title of securities	Amount to be	maximum offering	maximum aggregate	Amount of
to be registered	registered (1)	price per share (2)	offering price (2)	registration fee
Common Stock, $0.001 par value per share	17,000,000 shares	$6.69	$113,730,000	$12,169.11

(1)	Pursuant to Rule 416(a) of the Securities Act of 1933, this Registration Statement shall also cover such additional shares of the Registrant’s Common Stock as may become issuable pursuant to the antidilution provisions of the 2006 Stock Incentive Plan.

(2)	Estimated solely for the purpose of computing the registration fee in accordance with Rule 457(h) and 457(c) under the Securities Act of 1933, based upon the average of the high and low prices reported on the NASDAQ National Market on July 27, 2006.

PART I
INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS
     Cirrus Logic, Inc. (the “Registrant”) will send or give to all participants in the Cirrus Logic, Inc. 2006 Stock Incentive Plan the document(s) containing information specified by Part I of this Form S-8 Registration Statement (the “Registration Statement”), as specified in Rule 428(b)(1) promulgated by the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933 (the “Securities Act”). The Registrant has not filed such document(s) with the Commission, but such documents (along with the documents incorporated by reference into this Registration Statement pursuant to Item 3 of Part II hereof) shall constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference.
     The Registrant hereby incorporates by reference into this Registration Statement the following documents:
     (a) The Registrant’s Annual Report on Form 10-K (File No. 000-17795), filed with the Commission on May 25, 2006, pursuant to Section 13 or 15(d) promulgated under the Exchange Act, for the fiscal year ended March 25, 2006.
     (b) All other reports filed by the Registrant since March 25, 2006 with the Commission pursuant to Section 13(a) or 15(d) of the Exchange Act, including, but not limited to, the Registrant’s Quarterly Report on Form 10-Q for the fiscal quarter ended June 25, 2006.
     (c) The description of the Registrant’s Common Stock, par value $0.001 per share, contained in Item 1 of the Registrant’s Registration Statement on Forms 8-A filed on June 16, 1997; May 4, 1998; and March 3, 1999, pursuant to Section 12 of the Securities Exchange Act of 1934 (the “Exchange Act”).
     All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold shall also be deemed to be incorporated by reference herein and to be a part hereof from the dates of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.
Item 4. Description of Securities.
     Not applicable.
Item 5. Interests of Named Experts and Counsel.
     G. Scott Thomas, Vice President, General Counsel and Corporate Secretary of the Registrant, will pass upon the validity of the issuance of the shares of Common Stock offered hereby for the Registrant. Mr. Thomas is an employee of the Registrant. As of July 28, 2006, Mr. Thomas directly held 1,657 shares of Registrant’s Common Stock. Mr. Thomas also directly held options to purchase 262,383 shares of Common Stock (of which 107,273 shares are exercisable within the 60 days following July 28, 2006).
Item 6. Indemnification of Directors and Officers.
     The Registrant’s Certificate of Incorporation limits the liability of directors to the maximum extent permitted by Delaware law. Section 145 of the General Corporation Law of the State of Delaware authorizes and empowers each Delaware corporation to indemnify its directors, officers, employees and agents against liabilities incurred in connection with, and related expenses resulting from, any claim, action or suit brought against any such person as a result of his or her relationship with the Registrant, provided that such persons acted in good faith and in a manner such person reasonably believed to be in, and not opposed to, the best interests of the Registrant in connection with the acts or events on which such claim, action or suit is based. The finding of either civil or criminal liability on the part of such person in connection with such acts or events is not necessarily determinative of the question of whether such person has met the required standard of conduct and is, accordingly, entitled to be indemnified. The foregoing statements are subject to the detailed provisions of Section 145 of the General Corporation Law of the State of Delaware.
     The Registrant’s Bylaws provide that each person who at any time is or was a director or officer of the Registrant, or is or was serving as director or officer of another corporation, partnership, joint venture, trust or other enterprise at the request of the Registrant or was a director or officer of a corporation which was a predecessor corporation of the Registrant or of another enterprise at the request of such predecessor corporation shall be indemnified by the Registrant in accordance with and to the full extent permitted by the General Corporation Law of the State of Delaware. Article VI of the Registrant’s Bylaws facilitates enforcement of the right of directors and officers to be indemnified by establishing such right as a contract right pursuant to which the person entitled thereto may bring suit as if the indemnification provisions of the Bylaws were set forth in a separate written contract between the Registrant and the director or officer. Article VI of the Bylaws also permits the Registrant to secure insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her actions in such capacity, regardless of whether the Registrant would have the power to indemnify him or her against such liability under the General Corporation Law of Delaware. The Registrant currently has secured such insurance on behalf of its officers and directors.
     The Registrant has entered into agreements to indemnify its directors and officers, in addition to indemnification provided for in the Registrant’s Bylaws. Subject to certain conditions, these agreements, among other things, indemnify the Registrant’s directors and officers for certain expenses (including attorney’s fees), judgments, fines and settlement amounts incurred by any such person in any action or proceedings, including any action by or in the right of the Registrant, arising out of such person’s services as a director or officer of the Registrant, any subsidiary of the Registrant or any other company or enterprise to which the person provides services at the request of the Registrant.
Item 7. Exemption from Registration Claimed.
     Not applicable.
Item 8. Exhibits.
     Unless otherwise indicated below as being incorporated by reference to another filing of the Registrant with the Commission, each of the following exhibits is filed herewith:

Exhibit Number		Description
4.1		Certificate of Incorporation of Registrant, filed with the Delaware Secretary of State on August 26, 1998, incorporated by reference from Registrant’s Annual Report on Form 10-K for the fiscal year ended March 31, 2001, filed with the Commission on June 22, 2001.

4.2		Amended and Restated Bylaws of Registrant, incorporated by reference from Registrant’s Report of Form 8-K filed with the Commission on September 21, 2005.

4.3	*	Cirrus Logic, Inc. 2006 Stock Incentive Plan.

4.4	*	Form of Stock Option Agreement for options granted under the Cirrus Logic, Inc. 2006 Stock Incentive Plan.

4.5	*	Form of Notice of Grant of Stock Option for options granted under the Cirrus Logic, Inc. 2006 Stock Incentive Plan.

5.1	*	Opinion of G. Scott Thomas, Vice President, General Counsel and Corporate Secretary of the Registrant.

23.1	*	Consent of Independent Registered Public Accounting Firm.

23.2	*	Consent of G. Scott Thomas (included in Exhibit 5.1 to the Registration Statement).

24.1	*	Powers of Attorney (see signature page).

Item 9. Undertakings.
     (a) The undersigned Registrant hereby undertakes:
1. To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
     (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;
     (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;
     (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;
provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Securities and Exchange Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.
          2. That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
          3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
     (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Austin, State of Texas, on July 28, 2006.

CIRRUS LOGIC, INC.
By:	/s/ john t. kurtzweil
John T. Kurtzweil
Senior Vice President, Chief Financial Officer and Chief Accounting Officer

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated. Each person whose signature appears below authorizes and appoints each of John T. Kurtzweil and Thurman K. Case, and each of them severally, acting alone and without the other, as his attorney-in-fact to execute in the name of such person and to file any amendments to this Registration Statement necessary or advisable to enable the Registrant to comply with the Securities Act of 1933 and any rules, regulations and requirements of the registration of the securities which are the subject of this Registration Statement, which amendments may make such changes in the Registration Statement as such attorney-in-fact may deem appropriate.

Signature	Title	Date

/s/ Michael L. Hackworth Michael L. Hackworth	Chairman of the Board and Director	July 28, 2006

/s/ David D. French David D. French	President, Chief Executive Officer and Director	July 28, 2006

/s/ john t. kurtzweil John T. Kurtzweil	Senior Vice President, Chief Financial Officer and Chief Accounting Officer	July 28, 2006

/s/ D. James Guzy D. James Guzy	Director	July 28, 2006

/s/ Suhas S. Patil Suhas S. Patil	Chairman Emeritus and Director	July 28, 2006

/s/ Walden C. Rhines Walden C. Rhines	Director	July 28, 2006

/s/ William D. Sherman William D. Sherman	Director	July 28, 2006

/s/ Robert H. Smith Robert H. Smith	Director	July 28, 2006

EXHIBIT INDEX

Exhibit Number		Description
4.1		Certificate of Incorporation of Registrant, filed with the Delaware Secretary of State on August 26, 1998, incorporated by reference from Registrant’s Annual Report on Form 10-K for the fiscal year ended March 31, 2001, filed with the Commission on June 22, 2001.

4.2		Amended and Restated Bylaws of Registrant, incorporated by reference from Registrant’s Report of Form 8-K filed with the Commission on September 21, 2005.

4.3	*	Cirrus Logic, Inc. 2006 Stock Incentive Plan.

4.4	*	Form of Stock Option Agreement for options granted under the Cirrus Logic, Inc. 2006 Stock Incentive Plan.

4.5	*	Form of Notice of Grant of Stock Option for options granted under the Cirrus Logic, Inc. 2006 Stock Incentive Plan.

5.1	*	Opinion of G. Scott Thomas, Vice President, General Counsel and Corporate Secretary of the Registrant.

23.1	*	Consent of Independent Registered Public Accounting Firm.

23.2	*	Consent of G. Scott Thomas (included in Exhibit 5.1 to the Registration Statement).

24.1	*	Powers of Attorney (see signature page).

*	filed herewith.